SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

April 19, 2012

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33228	20-0065053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

(Address of Principal Executive Offices)

214-221-4610

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On April 19, 2012, Zion Oil & Gas, Inc. (hereinafter, the “Company”) appointed Justin Furnace to the Board of Directors of the Company (the “Board”). Mr. Furnace is not being named to any committee of the Board at this time.

Mr. Furnace is the President of the Texas Independent Producers & Royalty Owners Association (TIPRO), a trade association representing the interests of more than 2,300 independent oil and natural gas producers and royalty owners throughout Texas. Prior to that position, Mr. Furnace served as chief of staff and legal counsel to then Chairman of the Texas Railroad Commission Victor G. Carrillo (currently the Company’s President and Chief Operating Officer and a member of the Company’s Board). In that position, Mr. Furnace served as the Chairman’s top policy advisor, in charge of evaluating, assessing and implementing all legal, technical and legislative strategies. Mr. Furnace obtained a law degree from Texas Tech University School of Law.

There are no arrangements or understandings between Mr. Furnace and any other person pursuant to which he was elected to the Board, and there are no relationships between Mr. Furnace and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Company compensates independent directors at an annual rate of $18,000, excluding additional amounts payable in respect of Board committees on which a director may serve. For the current year, Mr. Furnace will receive a pro rata portion of such compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: April 23, 2012

Zion Oil and Gas, Inc.

By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer